The Simply Good Foods Company Reports Fiscal Second Quarter 2022
Financial Results and Updates Full Fiscal Year 2022 Outlook

Denver, CO, April 6, 2022 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and twenty-six weeks ended February 26, 2022.

Second Quarter Highlights:(1)
•Net sales increased 28.7%
•Net income(2) of $18.5 million versus a net loss of $26.2 million
•Earnings (loss) per diluted share (“EPS”)(2) of $0.18 versus $(0.27)
•Adjusted Diluted EPS(3) of $0.36 versus $0.25
•Adjusted EBITDA(4) increased 27.1% to $54.2 million
•Updates full fiscal year 2022 outlook:
–Net sales expected to increase 13-15% versus fiscal year 2021, including a 2 percentage point headwind related to the European business exit and Quest frozen pizza licensing
–Adjusted EBITDA(4,6) anticipated to increase slightly less than the net sales growth rate
–Adjusted Diluted EPS(3,6) expected to increase greater than the Adjusted EBITDA(4,6) growth rate

“We are pleased with our second quarter results as our business delivered another quarter of strong sales and earnings growth,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Goods Foods. “Retail takeaway was in line with our expectations and the price increase instituted last quarter is tracking in line with our estimates and partially offsetting supply chain cost inflation. However, total net sales and earnings growth was greater than our forecast due to the timing of shipments to support earlier than anticipated third quarter retail customer programs.”

Total Simply Good Foods retail takeaway for the thirteen weeks ended February 27, 2022, increased 19.6% in the U.S. measured channels of IRI MULO + Convenience Stores and was in line with expectations. The Company estimates its U.S. retail takeaway growth rate in unmeasured channels increased low double-digits on a percentage basis versus last year. As expected, due to strong performance in the year ago period, the growth rate in unmeasured channels moderated. Atkins and Quest fiscal second quarter 2022 retail takeaway in measured channels increased 6.4% and 40.1%, respectively, and each brand gained market share in their respective subsegments of weight management and active nutrition.

“Our strong performance in the first half of the year, combined with marketing, customer programming, and G&A leverage over the remainder of the year, give us confidence to increase our full year net sales and Adjusted EBITDA outlook. Our customer service levels are improving but the well documented supply chain operating environment remains challenging. We have good visibility into our cost structure and our input costs are largely covered for the balance of the fiscal year. Therefore, there is no meaningful change to our fiscal 2022 supply chain cost inflation and gross margin outlook. We anticipate supply chain costs, mostly due to ingredients, will remain at elevated levels into fiscal 2023 and notified customers of our plans to institute a price increase effective late in the fiscal fourth quarter of 2022 to help offset these cost increases. Additionally, in March we entered into an agreement to license the Quest frozen pizza business to Bellisio Foods, which is the same company that has the license for Atkins frozen meals. We continue to execute well in a challenging operating environment and believe we are positioned to deliver on our short and long-term objectives,” Scalzo concluded.

Fiscal Second Quarter 2022 Results

Net sales increased $66.1 million, or 28.7%, to $296.7 million primarily due to solid retail takeaway in the quarter, typical seasonal retail inventory build and the timing of shipments to support earlier than anticipated third quarter retail customer programs. North America net sales increased 31.5% and was primarily driven by volume. The Company estimates that pricing was about a high-single digit percentage point benefit to net sales growth. As expected, the international business declined 25.1% due to the Europe business exit. Core international net sales growth was 6.1% and the Europe business exit was a 1.5 percentage point headwind to total Company net sales growth in the quarter.

Gross profit was $108.5 million for the second quarter of fiscal 2022, an increase of $18.3 million, primarily driven by the increase in sales. Gross margin was 36.6%, a decrease of 250 basis points versus last year and in line with expectations. Supply chain cost inflation in the second quarter of fiscal 2022 was partially offset by the previously discussed price increase and favorable product form and customer mix.

In the second quarter of fiscal 2022, the Company reported net income of $18.5 million compared to a net loss of $26.2 million for the comparable period of 2021. In the second quarter of fiscal 2022 and 2021, results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $12.7 million in the second quarter of fiscal 2022 and a non-cash charge of $45.3 million in the year ago period, respectively, related to the fair value change of private warrant liabilities.

As previously disclosed, on January 10, 2022, the private warrants were exercised on a cashless basis, and, as a result, there are no outstanding private warrants as of February 26, 2022.

Operating expenses of $62.6 million increased $5.6 million versus the comparable period of 2021. Selling and marketing expenses increased $5.8 million to $32.0 million driven by higher brand building initiatives. General and administrative ("G&A") expenses declined $0.3 million to $26.3 million. Lower integration and restructuring costs, as well as the European business exit, more than offset the combined increase of stock-based compensation, professional fees and the timing of higher research and development spending.

Interest expense was $5.3 million, a decline of $2.7 million versus the second quarter of fiscal 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 27.1% to $54.2 million.

During the second quarter, the Company repurchased $20.4 million of its common stock at an average cost of $35.68 per share. As of February 26, 2022, approximately $27.5 million remained available under the existing stock repurchase authorization.

In the second quarter of fiscal 2022, the Company reported earnings per diluted share of $0.18 versus a loss of $(0.27) in the year ago period. The change in diluted earnings per share (“Diluted EPS”) reflects the remeasurement of private warrant liabilities. The diluted weighted average total shares outstanding in the fiscal second quarter of 2022 was approximately 100.4 million versus 95.7 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.36 versus $0.25 in the year ago period. The calculation of Adjusted Diluted EPS for the fiscal second quarter of 2022 and the fiscal second quarter of 2021 assumes fully diluted shares outstanding(2, 3) of approximately 102.4 million shares and 101.2 million shares, respectively, to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP for the periods these warrants were outstanding.

Year-to-Date Second Quarter 2022 Highlights vs. Year-to-Date Second Quarter 2021
•Net sales increased 25.2% driven by strong Atkins and Quest performance
•Net income(2) of $39.6 million versus $16.7 million
•Earnings per diluted share (“EPS”)(2) of $0.40 versus $0.17
•Adjusted Diluted EPS(3) of $0.79 versus $0.54
•Adjusted EBITDA(4) increased 31.2% to $119.8 million

Net sales increased $116.2 million, or 25.2%, to $578.0 million. North America net sales increased 28.0% and was primarily driven by volume. The international business declined 26.2% due to the Europe business exit. Core international net sales growth was 4.4% and the Europe business exit was a 1.5 percentage point headwind to total Company net sales growth.

Gross profit was $225.1 million for the twenty-six weeks ending February 26, 2022, an increase of $40.8 million or 22.1%. Gross margin was 38.9% for the year-to-date second quarter of 2021, a decrease of 100 basis points. Supply chain cost inflation in the first half of fiscal 2022 was partially offset by the previously discussed price increase and favorable product form and retail channel mix.

Net income was $39.6 million compared to $16.7 million for the comparable period of 2021. The year-to-date second quarter of fiscal 2022 and 2021 results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $30.1 million in the year-to-date second quarter fiscal 2022 and a non-cash charge of $24.9 million in the year ago period, respectively, related to the fair value change of private warrant liabilities.

Operating expenses of $121.1 million increased $9.3 million versus the comparable period of 2021. Selling and marketing expenses increased $11.1 million to $62.5 million driven by higher brand building initiatives. G&A expenses declined $2.0 million to $50.0 million as lower integration and restructuring costs, as well as the European business exit, more than offset the combined increase of employee-related expenses and stock-based compensation, professional fees and the timing of higher research and development spending.

Interest expense was $11.6 million, a decline of $4.7 million versus the comparable period of 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 31.2% to $119.8 million.

For the year-to-date second quarter fiscal 2022, the Company reported Diluted EPS of $0.40 versus $0.17 in the year ago period. The change in Diluted EPS reflects the remeasurement of private warrant liabilities. The diluted weighted average total shares outstanding for the twenty-six weeks ending February 26, 2022 was approximately 99.2 million versus 97.0 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.79 versus $0.54 in the year ago period. The calculation of Adjusted Diluted EPS for the year-to-date fiscal second quarter of 2022 and the year-to-date fiscal second quarter of 2021 assumes fully diluted shares outstanding(2, 3) of approximately 102.4 million shares and 100.6 million shares to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP.

Balance Sheet and Cash Flow

As of February 26, 2022, the Company had cash of $51.5 million. In the second quarter of fiscal 2022, the net cash provided by operating activities was $37.7 million, an increase of 53% versus the year ago period. Year-to-date, net cash provided by operating activities was $30.3 million. The Company anticipates full year fiscal 2022 cash flow from operations will be about the same as last year due to the timing of tax payments versus the year ago period.

At the end of the second quarter, the outstanding principal balance of the Company's term loan debt was $431.5 million and the trailing twelve month Net Debt to Adjusted EBITDA ratio was 1.6x(5).

Outlook

The Company expects that it will generate solid net sales and Adjusted EBITDA growth in fiscal 2022. The Company's outlook does not assume any meaningful improvements in workplace mobility or significant supply chain interruption and anticipates the following in fiscal 2022:

•Net sales to increase 13-15% versus last year. Included in the sales outlook is about a 2 percentage point headwind due to the European business exit and the licensing of the Quest frozen pizza business in March. The Company's previous outlook was for net sales growth of 12-14% and a 1 percentage point headwind related to the European business exit;
•The Company reaffirms its gross margin outlook of about 250 basis points decline versus last year;
•Full-year fiscal 2022 Adjusted EBITDA(4,6) to increase slightly less than the net sales growth rate; and
•Full-year fiscal 2022 Adjusted Diluted EPS(3,6) to increase greater than the Adjusted EBITDA(4,6) growth rate.

___________________________________
(1) All comparisons for the second quarter ended February 26, 2022 versus the second quarter ended February 27, 2021.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, April 6, 2022 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through April 20, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13728074.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, and Quest® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward-looking statements include, among other things, statements regarding the effect of the novel coronavirus (“COVID-19”) on our business, financial condition and results of operations, our ability to continue to operate at a profit, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy, unexpected costs, the amounts of or changes with respect to certain anticipated restructuring, raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with the Quest Acquisition, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and political conditions affecting us and the industry in which we operate, unforeseen business disruptions or other effects due to current global geopolitical tensions, including relating to Ukraine, changes in consumer preferences and purchasing habits, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data and per share data)

	February 26, 2022	August 28, 2021
Assets
Current assets:
Cash	$51,469	$75,345
Accounts receivable, net	118,212	111,456
Inventories	120,937	97,269
Prepaid expenses	6,589	4,902
Other current assets	38,782	9,694
Total current assets	335,989	298,666

Long-term assets:
Property and equipment, net	18,279	16,584
Intangible assets, net	1,131,097	1,139,041
Goodwill	543,134	543,134
Other long-term assets	59,398	54,792
Total assets	$2,087,897	$2,052,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,209	$59,713
Accrued interest	180	60
Accrued expenses and other current liabilities	41,979	53,606
Current maturities of long-term debt	287	285
Total current liabilities	107,655	113,664

Long-term liabilities:
Long-term debt, less current maturities	426,916	451,269
Deferred income taxes	105,645	93,755
Warrant liability	—	159,835
Other long-term liabilities	46,627	44,890
Total liabilities	686,843	863,413

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 101,070,881 and 95,882,908 shares issued at February 26, 2022 and August 28, 2021, respectively	1,011	959
Treasury stock, 669,755 shares and 98,234 shares at cost at February 26, 2022 and August 28, 2021, respectively	(22,539)	(2,145)
Additional paid-in-capital	1,278,728	1,085,001
Retained earnings	145,420	105,807
Accumulated other comprehensive loss	(1,566)	(818)
Total stockholders’ equity	1,401,054	1,188,804
Total liabilities and stockholders’ equity	$2,087,897	$2,052,217

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Net sales	$296,718	$230,607	$577,983	$461,759
Cost of goods sold	188,195	140,342	352,905	277,453
Gross profit	108,523	90,265	225,078	184,306

Operating expenses:
Selling and marketing	31,955	26,150	62,482	51,345
General and administrative	26,288	26,562	49,990	51,977
Depreciation and amortization	4,329	4,212	8,649	8,456
Total operating expenses	62,572	56,924	121,121	111,778

Income from operations	45,951	33,341	103,957	72,528

Other income (expense):
Interest income	—	—	1	3
Interest expense	(5,276)	(7,995)	(11,647)	(16,367)
Loss in fair value change of warrant liability	(12,745)	(45,334)	(30,062)	(24,881)
Gain on foreign currency transactions	780	975	427	984
Other income	—	112	9	159
Total other expense	(17,241)	(52,242)	(41,272)	(40,102)

Income (loss) before income taxes	28,710	(18,901)	62,685	32,426
Income tax expense	10,249	7,313	23,072	15,687
Net income (loss)	$18,461	$(26,214)	$39,613	$16,739

Other comprehensive income (loss):
Foreign currency translation, net of reclassification adjustments	(708)	243	(748)	198
Comprehensive income (loss)	$17,753	$(25,971)	$38,865	$16,937

Earnings (loss) per share from net income (loss):
Basic	$0.19	$(0.27)	$0.41	$0.17
Diluted	$0.18	$(0.27)	$0.40	$0.23
Weighted average shares outstanding:
Basic	98,599,271	95,734,591	97,228,058	95,712,057
Diluted	100,414,770	95,734,591	99,152,961	96,997,012

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	February 26, 2022	February 27, 2021
Operating activities
Net income	$39,613	$16,739
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,572	9,021
Amortization of deferred financing costs and debt discount	1,332	2,108
Stock compensation expense	5,697	3,594
Loss in fair value change of warrant liability	30,062	24,881
Estimated credit losses	(5)	—
Unrealized gain on foreign currency transactions	(427)	(985)
Deferred income taxes	11,814	8,119
Amortization of operating lease right-of-use asset	3,293	2,253
Loss on operating lease right-of-use asset impairment	—	681
Gain on lease termination	(30)	(154)
Other	571	216
Changes in operating assets and liabilities:
Accounts receivable, net	(6,880)	(7,015)
Inventories	(24,241)	(24,502)
Prepaid expenses	(1,695)	(1,191)
Other current assets	(29,211)	(674)
Accounts payable	6,109	10,275
Accrued interest	120	(577)
Accrued expenses and other current liabilities	(12,098)	(1,881)
Other assets and liabilities	(3,273)	(1,144)
Net cash provided by operating activities	30,323	39,764

Investing activities
Purchases of property and equipment	(4,339)	(449)
Issuance of note receivable	(1,500)	—
Proceeds from sale of business	—	5,800
Investments in intangible and other assets	(187)	(114)
Net cash (used in) provided by investing activities	(6,026)	5,237

Financing activities
Proceeds from option exercises	1,474	527
Tax payments related to issuance of restricted stock units and performance stock units	(3,289)	(252)
Payments on finance lease obligations	(157)	(168)
Repurchase of common stock	(20,394)	—
Principal payments of long-term debt	(25,000)	(50,000)
Deferred financing costs	(544)	—
Net cash used in financing activities	(47,910)	(49,893)

Cash and cash equivalents
Net decrease in cash	(23,613)	(4,892)
Effect of exchange rate on cash	(263)	352
Cash at beginning of period	75,345	95,847
Cash and cash equivalents at end of period	$51,469	$91,307

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, integration costs, restructuring costs, gain or loss in fair value change of warrant liability, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and twenty-six weeks ended February 26, 2022 and February 27, 2021:

(In thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Net income (loss)	$18,461	$(26,214)	$39,613	$16,739
Interest income	—	—	(1)	(3)
Interest expense	5,276	7,995	11,647	16,367
Income tax expense	10,249	7,313	23,072	15,687
Depreciation and amortization	4,831	4,508	9,572	9,021
EBITDA	38,817	(6,398)	83,903	57,811
Stock-based compensation expense	3,092	2,484	5,697	3,594
Integration of Quest	238	968	293	2,214
Restructuring	56	1,267	98	3,786
Loss in fair value change of warrant liability	12,745	45,334	30,062	24,881
Other (1)	(768)	(1,011)	(258)	(945)
Adjusted EBITDA	$54,180	$42,644	$119,795	$91,341
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, integration costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and twenty-six weeks ended February 26, 2022 and February 27, 2021:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Diluted earnings per share	$0.18	$(0.27)	$0.40	$0.17

Depreciation and amortization	0.05	0.05	0.10	0.09
Stock-based compensation expense	0.03	0.03	0.06	0.04
Integration of Quest	—	0.01	—	0.02
Restructuring	—	0.01	—	0.04
Other (1)	(0.01)	(0.01)	—	(0.01)
Tax effects of adjustments (2)	(0.02)	(0.02)	(0.04)	(0.05)
Loss in fair value change of warrant liability (3)	0.13	0.47	0.30	0.26
Dilution impact from adjustments (3, 4)	(0.01)	(0.01)	(0.03)	(0.02)
Rounding (4)	0.01	(0.01)	—	—
Adjusted diluted earnings per share	$0.36	$0.25	$0.79	$0.54
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 26% for the thirteen and twenty-six weeks ended February 26, 2022 and 27% for the thirteen and twenty-six weeks ended February 27, 2021.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of February 26, 2022:

(In thousands)	February 26, 2022
Net Debt:
Total debt outstanding under the Credit Agreement	$431,500
Less: cash and cash equivalents	(51,469)
Net Debt as of February 26, 2022	$380,031

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the twenty-six weeks ended February 26, 2022	$119,795
Add: Adjusted EBITDA for the fiscal year ended August 28, 2021	207,273
Less: Adjusted EBITDA for the twenty-six weeks ended February 27, 2021	(91,341)
Trailing twelve months Adjusted EBITDA as of February 26, 2022	$235,727

Net Debt to Adjusted EBITDA	1.6	x